Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Bear State Financial, Inc. Employees’ Savings & Profit Sharing Plan of our report dated June 27, 2016 relating to the financial statements and supplemental schedule, which appears in the Annual Report of the Bear State Financial, Inc. Employees’ Savings & Profit Sharing Plan on Form 11-K for the year ended December 31, 2015.

/s/ Frost, PLLC

Little Rock, Arkansas

April 19, 2017